As filed with the Securities and Exchange Commission on March 17, 2003
                                                 Registration No. 333-98599


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                              ---------------
                              AMENDMENT NO. 5
                                     TO
                                  FORM F-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                             ----------------


                               LANOPTICS LTD.
           (Exact name of Registrant as specified in its charter)


      Israel                                       Not Applicable
(State or other jurisdiction of                   I.R.S. Employer
incorporation or organization)                    Identification Number


                              1 Hatamar Street
                                 PO Box 527
                            Yokneam 20692 Israel
                              +972-4-959 6666
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------

                            Puglisi & Associates
                       850 Library Avenue, Suite 204
                                P.O. Box 885
                           Newark, Delaware 19715
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -------------

                                     Copies to:

      Alan G. Straus, Esq.                         Aaron M. Lampert, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP           Naschitz, Brandes & Co.
    Four Times Square                                 5 Tuval Street
 New York, New York 10036-6522                     Tel-Aviv 67897, Israel
    (212) 735-3000                                  +972-3-623-5005

                              ---------------

      Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

                              ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.


               Subject to Completion. Dated March 17, 2003


                              1,153,508 Shares

                               LanOptics Ltd.

                              Ordinary Shares

                               -------------

     All of the Ordinary Shares in the offering are being sold by the selling shareholders identified in this prospectus. LanOptics Ltd. will not receive any of the proceeds from the sale of the shares being sold by the selling shareholders.


     The Ordinary Shares are listed on The Nasdaq National Market under the symbol "LNOP." The last reported sale price of the Ordinary Shares on March 14, 2003 was $4.33 per share.


     See "Risk Factors" beginning on page 4 to read about factors you should consider before buying the Ordinary Shares.

                             -----------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------



                       Prospectus dated March __, 2003.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................3

RISK FACTORS..................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........................10

USE OF PROCEEDS..............................................................10

DIVIDEND POLICY..............................................................10

CAPITALIZATION...............................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS................................12

SELLING SHAREHOLDERS.........................................................15

DESCRIPTION OF CAPITAL STOCK.................................................18

PLAN OF DISTRIBUTION.........................................................18

WHERE YOU CAN FIND MORE INFORMATION..........................................19

INCORPORATION BY REFERENCE...................................................20

LEGAL MATTERS................................................................20

EXPERTS......................................................................20


     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The Ordinary Shares are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                             PROSPECTUS SUMMARY


         This summary does not contain all the information that you should consider before investing in our Ordinary Shares. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 4.

                                Our Business

         LanOptics was incorporated as a limited liability company under the laws of the State of Israel in 1989. Until 1999, our principal business was the development, manufacturing and marketing of solutions and Internet applications that improve connectivity and performance of corporate Local Area Networks ("LANs") and Wide Area Networks ("WANs"). We are now focused on our independent business unit, E.Z. Chip Technologies Ltd. ("EZchip"), an Israeli company in which we have a 66% ownership interest. EZchip is engaged in the development of high performance network processors which consitute a mature evolution of the processor components of our legacy LAN and WAN products. As used in this prospectus, the term "Company" means LanOptics and its EZchip subsidiary taken together, unless otherwise expressly stated.

         We design, develop, manufacture, market and support network processors through our subsidiary, EZchip. Our task-optimized network processors are designed for high-speed networking equipment. For the past year and a half, we have carried out plans to focus on the network processor market, including the cessation of our investment in research and development for LAN switching products and, more recently, the closure of the operations of our Internet applications business segment principally comprised of NetGuard, our subsidiary which provided security solutions for the Internet and, prior to that also included NetXchange Inc., which operated in the fax over Internet protocol market. Our resources are now focused exclusively on EZchip.

         We are a fabless semiconductor company, which means that we do not have our own semiconductor manufacturing plant but rather we utilize outside fabrication facilities. Our first product, which was introduced in April 2002, is the NP-1, a merchant silicon network processor that forms the core of a seven-layer, 10-Gigabit LAN switch. We are developing an improved and less expensive version of the NP-1, called NP-1c, that uses a 0.11-micron chip manufacturing process. The NP-1c's design will be compatible with the NP-1, so that our customers can begin design and testing with the NP-1 and then migrate to the NP-1c for volume production. We are also developing the QX-1, a 10-Gigabit traffic manager that complements the NP-1 by expanding its quality of service features, samples of which are scheduled for availability late in 2002. We also initiated development of an additional network processor, based on the same core technology, which will be capable of operating at speeds up to 40 Gigabits per second, but further development of this product is contingent upon market conditions. The architecture and features of these products offer the flexibility, scalability and price performance that are sought by communications equipment vendors. Networking equipment vendors use EZchip's network processors to form the silicon core of next-generation switches and routers for voice, video and data integration in a variety of applications.

                            Recent Developments

         On August 19, 2002, we sold 1,153,508 of our Ordinary Shares valued at $8,956,000 to four entities, Apax Israel II, L.P., Apax Israel II (Israel), L.P., Apax Israel II Entrepreneur's Club, L.P., and Apax Israel II Entrepreneur's Club (Israel), L.P., in exchange for 2,777,778 Series A Preferred Shares and 737,462 Series B Preferred Shares of EZchip. As a result of this transaction, we increased our ownership interest in EZchip from 57% to 66%. This prospectus covers those shares that were sold in the transaction and we have agreed to maintain an effective registration statement for the shares pursuant to the terms of the ordinary share purchase agreement.

         On November 4, 2002, we received a notice of a proposed action by The Nasdaq Stock Market to delist our Ordinary Shares because their market value fell below the minimum aggregate amount of $50 million required for continued inclusion on The Nasdaq Stock Market. On December 12, 2002, The Nasdaq Stock Market withdrew its delisting notice after we demonstrated that our Ordinary Shares had met the required minimum aggregate market value for 10 consecutive trading days and that we complied with all other necessary requirements for continued listing on The Nasdaq Stock Market.

         On December 16, 2002, EZchip executed a term sheet for a new financing round, denominated Series C. The financing round is expected to raise up to $21.5 million from the sale of newly issued preferred stock and will also provide a credit line for $3 million. Investors in the Series C round are expected to include several current investors, Nokia Venture Partners as well as us. The funding consists of an initial investment of $13.5 million, based on a pre-money valuation of $40 million, with an option to invest up to another $8 million in the future. Of this amount, we have committed to invest $2.3 million and have an option to invest up to another $4 million. We will hold approximately 51% of EZchip following the new round of financing.

         On February 11, 2003, we received notice from The Nasdaq Stock Market, Inc. that the aggregate market value of the Ordinary Shares had fallen below the minimum aggregate market value of $50,000,000 that is required for continued listing on the Nasdaq National Market and that our Ordinary Shares are subject to delisting from the Nasdaq National Market. We have requested an appeal hearing before a Nasdaq Listing Qualifications Panel and, under Nasdaq Marketplace Rules, our request will automatically stay the delisting pending the Panel's review and determination. Our appeal hearing has been scheduled for March 20, 2003. Our Ordinary Shares will continue to trade on the Nasdaq National Market pending a decision by the Panel, which may not be rendered for several weeks. If we are unable to comply with all Nasdaq National Market listing criteria, we intend to apply to transfer our Ordinary Shares to the Nasdaq SmallCap Market. If our Ordinary Shares are transferred to the SmallCap Market, they will be delisted from The Tel Aviv Stock Exchange, where they also currently trade, unless we publish a prospectus in Israel.


                           Corporate Information

     Our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692 Israel, and our telephone number is +972-4-959 6666.


                                          THE OFFERING

 Ordinary Shares offered by the selling shareholders.................... 1,153,508 shares

 Ordinary Shares outstanding as of March 14, 2003....................... 8,467,285  shares(1)

 Nasdaq Stock Market symbol............................................. LNOP
 Use of proceeds........................................................ We will not receive any of the proceeds from the sale of shares by the selling
                                                                         shareholders.



---------------
     (1) The number of outstanding Ordinary Shares excludes 256,989 shares issuable upon the exercise of options outstanding as of March 14, 2003, under our 1992 stock option plan at exercise prices ranging from $2.50 to $6.00 per share.

                                RISK FACTORS

         You should carefully consider the following risk factors in addition to the other information in this prospectus before investing in our Ordinary Shares. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our Ordinary Shares could fall, and you may lose all or part of the money that you paid to buy our Ordinary Shares.

                       Risks Related to Our Business

EZchip has a limited operating history, and its future financial results are difficult to predict.

         Our success depends on EZchip's future success and we are, therefore, subject to the risks encountered by EZchip and the network processing industry. EZchip was formed in 1999 and has a limited operating history. EZchip's limited operating history makes it difficult to evaluate the prospects of its business. Moreover, the industry in which EZchip operates is constantly evolving and is subject to technological and competitive forces beyond its control. EZchip's ability to design and market products to meet customer demand and the revenue and income potential of its products and business are unproven. As an early stage company in the rapidly developing network processor industry, EZchip faces numerous risks and uncertainties. Some of these risks relate to its ability to:

         -   expand and enhance its product offerings;
         -   diversify its sources of revenue;
         -   maintain adequate control of its expenses;
         -   respond to technological changes; and
         -   respond to competitive market conditions.

If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

We are dependent on the networking equipment market for our growth and if it does not grow, then we will not be able to expand our business.

         The growth of our business depends in part on increased acceptance and use of networking equipment. In particular, we depend on the ability of our target customers to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the deployment of 10 Gigabit Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, users may not choose the 10 Gigabit Ethernet technologies. If the use of networking equipment does not grow as we anticipate, or our target customers do not incorporate our products into theirs, our growth would be impeded.

Many of our competitors and potential competitors are much larger than us and if we are unable to compete effectively, we could lose our market share and revenue.

         The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do.

         Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, increase production costs and result in liability.

         Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are a new entrant to a market dominated by large, well-established companies.

We may have to redesign our products to meet rapidly evolving industry standards and customer specifications which could delay our production and increase our operating costs.

         We intend to sell products to a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers' industry. Our customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands which would likely delay the production of our products and increase operating costs.

Because our products have lengthy design and development cycles, we could experience delays in generating revenues or cancellation of customer contracts.

         We may never generate any revenue from our products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from a product and adversely affect our results of operations. A delay or cancellation of a customer's plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of their equipment for a period of up to a year, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful.

The loss of personnel could affect our ability to design and market our products.

         To succeed, we must retain and hire technical personnel highly skilled at the design and test functions used to develop high speed networking products and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from our competitors and an increasing number of startup companies which are emerging with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

If we are not able to adequately protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures, our competitors could use our proprietary information and we could lose our competitive advantage.

         To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our respective intellectual property rights. Failure to adequately protect our technology or other intellectual property from use by our competitors could jeopardize our competitive advantage, and result in a loss of customers. We have a number of pending patent applications. We might not succeed in attaining patents from any of our pending applications. Even if we are awarded patents, they may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

Our products employ technology that may infringe on the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

         Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our respective customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

Because the processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities, we may experience delays in production and increased costs if we are forced to replace our manufacturer.

         If our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for a substantial majority of our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

         Under a November 2000 agreement, IBM agreed to manufacture our NP-1 network processor and related prototypes until December 31, 2005. Under the agreement's terms, IBM may reduce or delay shipment if its ability to manufacture our NP-1s is constrained. IBM is the sole manufacturer of the NP-1. If IBM fails to deliver network processors on time or at all, our business could be severely harmed. If the arrangement with IBM is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to locate a substitute supplier. There is no assurance that we would be able to locate a substitute supplier on commercially reasonable terms or at all.

If we are unable to procure funding on favorable terms, we would not be able to grow our business which could negatively affect our revenues.

         We are a developing company and expect to require significant funding in order to expand our business. Given the state of development of our products and the present economic environment, we believe that we presently have sufficient funding resources to finance our operations through the next 12 months. When we do require additional funding, we may encounter difficulty in raising such funding through the capital markets or otherwise. If we do not obtain enough funding to support our future development when needed, our business will suffer. The capital markets have recently been experiencing severe downturns, especially relating to technology companies, and access to capital has been virtually closed to all but a very few companies. Even if we are successful in obtaining funding through the capital markets or otherwise, such funding may not be on terms favorable to us. Furthermore, we may only be able to raise additional funding from other investors which would dilute our ownership interest in EZchip. A dilution of our interest in EZchip could cause us to lose control of EZchip, which may have adverse consequences for our business.

Terrorist attacks, such as the attacks that occurred in New York and Washington, DC on September 11, 2001, and other acts of violence or war may materially adversely affect the markets on which our securities trade, the markets in which we operate, our operations and our profitability.

         Terrorist attacks may negatively affect our operations. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive and ultimately affect our sales. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

         More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in or exacerbate economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

                  Risks Relating to Our Location in Israel

Potential political, economic and military instability in Israel may disrupt our operations and negatively affect our sales.

         We were organized under the laws of the State of Israel and a substantial portion of our assets, and our principal operations, are located in Israel. Consequently, our operations, financial condition and results of operations are directly influenced by economic, political and military conditions in and affecting Israel. Our operations could be adversely affected if major hostilities break out in the Middle East or if trade between Israel and its present trading partners is curtailed. Since the establishment of the State of Israel in 1948, a state of hostility has existed between Israel and the Arab countries in the region. Peace talks between Israel and the Palestinian Authority began in the early 1990s, but they broke down in mid-1999. Attacks on Israel by Palestinian terrorists, and military responses by Israel, have accelerated considerably since late 1999. We cannot predict whether or when a peace process will resume, whether a full resolution of these problems will be achieved, the nature of any such resolution or any consequences that any of these factors may have on us. Any future armed conflicts or political instability in the region could negatively affect our business or harm our results of operations. Israeli companies and companies doing business with them have been subject to an economic boycott initiated by the Arab countries. This boycott and policies may seriously harm our operating results or the expansion of our business. Additionally, some of our key employees in Israel are obligated to perform up to 36 days of military reserve duty annually, and more in the case of a national emergency. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

Changes to tax laws may result in our receiving fewer benefits than we hope to receive.

         In the past, we received tax benefits under Israeli law for capital investments in facilities and equipment that are designated as "Approved Enterprises." We expect to receive these benefits in the future when EZchip attains volume sales levels. To maintain our eligibility for these tax benefits, we must continue to meet several conditions including making required investments in fixed assets. If we fail to comply with these conditions in the future, the tax benefits received could be cancelled. The Israeli government has reduced the benefits available under this program in recent years and has indicated that it may reduce or eliminate these benefits in the future. These tax benefits may not continue in the future at their current levels or at any level. From time to time, we may submit requests for expansion of our Approved Enterprise programs or for new programs. These requests might not be approved. The termination or reduction of these tax benefits could increase the taxes we pay in Israel and thereby seriously harm our business, financial condition and results of operations.

It may be difficult to enforce a U.S. judgment against us or our officers and directors or to assert U.S. securities laws claims in Israel or serve process on substantially all of our officers and directors.

         We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

         Some of the provisions of Israeli law could:

               -     discourage potential acquisition proposals;
               -     delay or prevent a change in control; and
               - limit the price that investors might be willing to pay in the future for our Ordinary Shares.

         Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his Ordinary Shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

             SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         The Securities and Exchange Commission, or the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus and the documents that we have filed with the SEC that are incorporated by reference into this prospectus contain these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties.

         You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

         For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

                              USE OF PROCEEDS

         All of the Ordinary Shares offered hereby are being sold by the selling shareholders. We will not receive any proceeds from this offering.

                              DIVIDEND POLICY

         We currently do not intend to pay dividends for the foreseeable future. We intend to reinvest earnings in the development and expansion of our business. We may only pay cash dividends in any fiscal year out of profits, as determined under Israeli law. The declaration of any final cash dividend requires shareholder approval. Shareholders may reduce, but not increase, the amount of dividends from the amount proposed by the Board of Directors.

         Because of our investment programs' Approved Enterprise status, the payment of dividends by us may subject us to certain Israeli taxes to which we would not otherwise be subject. The tax exempt income attributable to the Approved Enterprise can be distributed to shareholders without subjecting us to taxes only upon our complete liquidation. If we decide to distribute cash dividends out of income that has been exempt from tax, the income out of which the dividend is distributed will be subject to Israeli corporate tax (currently 25%). We have decided to reinvest the amount of tax-exempt income derived from our Approved Enterprise and not to distribute such income as dividends.

                               CAPITALIZATION

         The following table sets forth our cash and cash equivalents and our capitalization in U.S. dollars as of January 31, 2003:

                                                                 (In thousands)
                                                                  (Unaudited)
Cash & cash equivalents........................................       10,009
Long-term debt, less current maturities........................            0
Shareholders' equity:
          Ordinary Shares, par value NIS 0.02, 30,000,000
              authorized; 8,465,535 issued and outstanding.....           60
           Capital surplus.....................................       33,743
           Retained earnings...................................      (26,266)
                                                               --------------
Total shareholders' equity.....................................        7,537
                                                               --------------
Total capitalization...........................................        7,537
                                                               ==============


                                                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                                                      6 months ended
                                          12 months ended December 31,                                    June 30,
                               --------------------------------------------------------------   --------------------------
                                  1997         1998          1999         2000       2001          2001         2002
                                  ----         ----          ----         ----       ----          ----         ----
Sales                              100.0%      100.0%        100.0%        100.0%      100.0%       100.0%      100.0%
Cost of Sales                       60.4%       63.4%        102.8%         52.8%       72.4%        72.0%       26.0%
Gross Profit                        39.6%       36.6%         (2.8%)        47.2%       27.6%        28.0%       74.0%

Research and Development
    Costs, net:                     16.4%       33.9%         23.6%        136.3%      513.1%       433.0%     2726.0%

Selling, General and
    Administrative Expenses         61.1%       64.9%         23.2%         51.4%      174.6%       131.0%     1032.0%
Restructuring Income                 -           -             -             -          23.9%
Special Charges                      -          18.0%          3.2%          -           -
Operating Loss                     (40.8%)     (80.2)%)      (52.8%)      (140.5%)    (636.1%)     (536.0%)   (3684.0%)
Financial Income, net                4.0%        4.0%          7.8%         22.5%       98.5%        93.0%      351.0%

Other Income (Expense), net         (0.1%)       -                         (14.4%)      56.2%        95.0%

Income (Loss) from
    Discontinued Operations          8.6%      (27.2%)       (51%)        (193.7%)      15.3%

Minority Interest in Earnings       (0.8%)       1.1%          0.3%         93.6%      490.4%       358.0%     2995.0%
Net Income (Loss)                  (20.2%)    (102.3%)       (95.7%)      (204.5%)      24.1%        10.0%     (338.0%)



Six Months Ended June 30, 2002 Compared with Six Months Ended June 30, 2001

Sales. For the six months ended June 30, 2002 Sales decreased by $0.7 million or 83% to $0.14 million, from $0.84 million in 2001. This decrease is attributable to the restructuring that took place in LanOptics since mid-1999, in which we evolved our focus to the network processors market (EZchip). Sales of EZchip products began in the second quarter of 2002, while sales of our LanOptics and NetGuard legacy product lines are continuing at very low levels (a situation that is expected to continue through 2004).

Cost of Sales. For the six months ended June 30, 2002 Cost of Sales decreased by $0.57 million or 94% to $0.04 million (26% of sales), from $0.61 million in 2001 (72% of sales). The decrease in Cost of Sales is mainly the result of the drop in Sales levels.

Gross Profit. For the six months ended June 30, 2002 Gross Profit decreased by $0.13 million or 54% to $0.1 million (74% of sales), from Gross Profit of $0.23 million in 2001 (28% of sales). This decrease was mostly attributable to the decline in Sales which took place in 2001, and to a relatively higher composition of fixed cost components in Cost of Sales in 2001.

Net Research and Development Cost. Research and Development Cost consists mainly of the salary and benefits of engineers. Reported figures in 2002 and 2001 consist entirely of EZchip's research and development costs. For the six months ended June 30, 2002 Net Research and Development Cost increased by

$0.27 million or 7% to $3.9 million (2726% of sales), from $3.7 million in 2001 (433% of sales). This increase was due to the increased investment in research and development by EZchip, and consists primarily of additional research and development personnel. The increase in costs as a percentage of revenues is due mainly to the decline in Sales.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses consist primarily of salaries, advertising expenses, participation in trade shows and collateral materials. For the six months ended June 30, 2002 these expenses increased by $0.38 million or 34% to $1.49 million (1032% of sales), from $1.1 million in 2001 (131% of sales). This increase was mainly due to increased sales and marketing efforts by EZchip. The increase in costs as a percentage of revenues is mainly a result of the decline in Sales.

Net Financial Income. Financial Income reflects the income or expenses both from traditional investment income or financing expenses and from exchange rate fluctuations and currency translation. For the six months ended June 30, 2002 Net Financial Income decreased by $0.28 million or 36% to $0.5 million (351% of sales), from $0.78 million in 2001 (93% of sales). This decrease is attributable mainly to the decrease in cash levels resulting from operating expenses of EZchip that were not offset by revenues. The increase in income as a percentage of revenues is a result of the drop in Sales.

Minority Interest in Loss. Minority Interest in Loss of $4.3 million reflects the share of EZchip's minority shareholders in the loss for the six months ended June 30, 2002. In the six months ended June 30, 2001 Minority Interest in Subsidiaries' Losses was $3.0 million. Minority Interest in Loss is primarily attributable to the minority shareholders of EZchip. Losses are allocated among the various classes and series of EZchip shares according to their respective ownership level, as determined by liquidation preference. The increase in Minority Interest in Loss is a result of increased losses in EZchip, in addition to a higher participation rate in losses of the minority in 2002 compared to 2001.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

Sales. Sales decreased by $1.8 million or 55% to $1.4 million in 2001 from $3.2 million in 2000. This decrease is attributable to the restructuring that took place in the Company since mid-1999, in which we evolved our focus to the network processors market (EZchip) from our legacy product lines (LanOptics and NetGuard).

Cost of Sales. Cost of sales decreased by $0.7 million or 38% to $1.0 million in 2001 (72% of sales), from $1.7 million in 2000 (53% of sales). The decrease in Cost of Sales is mainly the result of the drop in Sales, which was partially offset by a relatively higher composition of fixed cost components in the total Cost of Sales in 2001.

Gross Profit. Gross Profit decreased by $1.1 million or 74% to $0.4 million in 2001 (28% of sales), from gross profit of $1.5 million in 2000 (47% of sales). This decrease was mostly attributable to the drop in Sales which took place in 2001, in addition to a relatively higher composition of fixed cost components in total Cost of Sales in 2001.

Net Research and Development Cost. Research and Development Cost consists mainly of the salary and benefits of engineers. Reported figures in 2000 and 2001 consist entirely of EZchip research and development costs. Reported figures in 1999 consist of LanOptics and EZchip research and development costs. Net expenses increased by $3.0 million or 69% to $7.4 million in 2001 (513% of sales) from $4.4 million in 2000 (136% of sales). This increase was due to the increased investment in research and development by EZchip, and consists primarily of additional research and development personnel. The increase in costs as a percentage of revenues is also a result of the drop in Sales.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses consist primarily of salaries, advertising expenses, participation in trade shows and collateral materials. These expenses increased by $0.8 million or 52% to $2.5 million in 2001 (175% of sales) from $1.7 million in 2000 (51% of sales). This increase was mainly due to the increased investment in sales and marketing by EZchip. The increase in costs as a percentage of revenues is also a result of the decline in Sales.

Net Financial Income. Financial Income reflects the income or expenses both from traditional investment income or financing expenses and from exchange rate fluctuations and currency translation. Net Financial Income increased by $0.7 million or 97% to $1.4 million in 2001 (98% of sales) from $0.73 million in 2000 (23% of sales). This increase is attributable to the interest received on the funds raised by EZchip in November 2000. The increase in costs as a percentage of revenues is also a result of the decline in Sales. Net Financial Income consisted of interest and foreign exchange income of $1.44 million that was partially offset by financial expenses of $0.02 million in interest, bank charges and losses arising from foreign currency exchange rate fluctuations. In 2000 we had $0.73 million in Net Financial Income, consisting of interest and foreign exchange income of $0.83 million that was partially offset by $0.10 million of interest, bank charges and losses arising from foreign currency exchange rate fluctuations.

Minority Interest in Loss. Minority Interest in Loss of $7.1 million primarily reflects the share of the minority shareholders in EZchip's loss for 2001. In 2000 Minority Interest in Loss was $3.0 million. Losses are allocated among the various classes and series of EZchip shares according to their respective ownership level, as determined by liquidation preference. The increase in Minority Interest in Loss is a result of increased losses in EZchip, in addition to a higher participation rate in losses of the minority in 2001 compared to 2000.

Discontinued Operations. Income (Loss) from Discontinued Operations reflects the income (loss) resulting from NetGuard's operations. This loss decreased by $6.5 million, or 103%, to a profit of $0.2 million in 2001, from a loss of $6.3 million in 2000.

Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

Sales. Sales decreased by $4.6 million or 59% to $3.2 million in 2000 from $7.8 million in 1999. This decrease is attributable to the declining markets for our legacy products (Token Ring Hubs).

Cost of Sales. Cost of Sales decreased by $6.3 million or 79% to $1.7 million in 2000 (53% of sales), from $8.0 million in 1999 (103% of sales, including an inventory write down of $3.0 million). Excluding inventory write-offs, the decrease in Cost of Sales is mainly the result of the decline in Sales.

Gross Profit. Gross Profit increased by $1.7 million or 113% to $1.5 million in 2000 (47% of sales) from gross loss of ($0.2) million in 1999. This increase was mostly attributable to an inventory write down that took place in 1999.

Net Research and Development Costs. Research and Development Costs consist mainly of the salary and benefits of engineers. Reported figures in 2000 consist entirely of EZchip research and development costs. Reported figures in 1999 consist of LanOptics research and development costs, which partially included the costs of EZchip before it was incorporated as a subsidiary. Net expenses increased by $2.6 million or 144% to $4.4 million in 2000 (136% of sales), from $1.8 million in 1999 (24% of sales). This increase was due to the increased investment in research and development by EZchip. The increase in costs as a percentage of revenues is also a result of the decline in Sales.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses consist primarily of advertising expenses, participation in trade shows and collateral materials. These expenses decreased by $0.1 million or 8.4% to $1.7 million in 2000 (51.4% of sales) from $1.8 million in 1999 (23% of sales).

Net Financial Income. Financial Income reflects the income or expenses both from traditional investment income or financing expenses and from exchange rate fluctuations and currency translation. Net Financial Income increased by $0.12 million or 19% to $0.73 million in 2000 (23% of sales) from $0.61 million in 1999 (8% of sales). This increase is attributable to the funds raised by EZchip in November 2000. The increase in costs as a percentage of revenues is also a result of the decline in Sales. Net Financial Income consisted of interest and foreign exchange income of $0.83 million that was partially offset by financial expenses of $0.10 million in interest, bank charges and losses arising from foreign currency exchange rate fluctuations. In 1999 we had $0.61 million in Net Financial Income, consisting of interest and foreign exchange income of $0.74 million that was partially offset by $0.13 million of interest, bank charges and losses arising from foreign currency exchange rate fluctuations.

Minority Interest in Loss. Minority Interest in Loss of subsidiaries of $3.0 million primarily reflects the share in the loss for 2000 of EZchip's minority shareholders. Losses are allocated among the various classes and series of EZchip shares according to their respective ownership level, as determined by liquidation preference. In 1999 Minority Interest in Loss was $24,000 and was attributed to the minority shareholders of NetGuard.

Discontinued Operations. Loss from Discontinued Operations of a segment of a business reflects the losses resulting from NetGuard's operations. This loss increased by $2.3 million, or 57%, to $6.3 million in 2000, from a loss of $4 million in 1999.

                             SELLING SHAREHOLDERS

         The following table sets forth as of August 19, 2002 the number of Ordinary Shares owned by each of the selling shareholders. We do not know whether the selling shareholders will sell any or all of the shares covered by this prospectus.

         Each of the selling shareholders received Ordinary Shares of LanOptics pursuant to an ordinary share purchase agreement between LanOptics and the selling shareholders, dated July 15, 2002. We have agreed to prepare and file a registration statement on Form F-3 with the SEC covering the Ordinary Shares as set forth in the table below. The registration statement to which this prospectus relates has been filed with the SEC pursuant to this agreement. We have also agreed to maintain the effectiveness of this registration statement to allow the selling shareholders to sell the Ordinary Shares covered by this prospectus until the earlier to occur of (1) the date that all of the shares covered by this prospectus are sold by the selling shareholders, (2) the date the selling shareholders receive an opinion from counsel to LanOptics that the shares may be sold under the provisions of Rule 144 without limitation as to volume, (3) the date that the shares covered by this prospectus have been transferred to persons who may trade the shares without restrictions under the Securities Act, or (4) the date that is 24 months from the date that the registration statement to which this prospectus relates is declared effective.

         Each of the selling shareholders is subject to transfer restrictions on the sale or disposition of its Ordinary Shares as described in the share purchase agreement. Each shareholder may only sell or dispose of one-third of its shares after the closing date under the agreement, an additional one-third 90 days after the closing date and the remaining one-third 180 days after the closing date.


         The percentages in the table below, for beneficial ownership prior to this offering, are calculated on the basis of 8,467,285 Ordinary Shares outstanding as of March 14, 2003.


                                                                                            After the Offering
                                                                                            Assuming the Sale
                                                                                              of All Shares
                                                                                             Covered by this
                                                  Prior to Offering                             Prospectus
                                              -------------------------------             ---------------------
                                                   Ordinary Shares               Shares      Ordinary Shares
                                              -------------------------------    Being    ---------------------
Name of Selling Shareholder(1)                      Number           %           Offered     Number    %
----------------------------                      ---------       -------       ----------   ------   ----

Apax Israel II, L.P. ........................     1,010,564        11.93 %       1,010,564     0        0

Apax Israel II (Israel), L.P.................       138,222         1.63           138,222     0        0

Apax Israel II Entrepreneur's Club, L.P......         2,621         0.03             2,621     0        0

Apax Israel II Entrepreneur's Club
  (Israel), L.P..............................         2,101         0.02             2,101     0        0


-------------
(1) The address for each selling shareholder is c/o Apax Partners, 2 Maskit Street, Herzliya Pituach 46120, Israel


         Apax Israel II, L.P., Apax Israel II (Israel), L.P., Apax Israel II Entrepreneur's Club, L.P. and Apax Israel II Entrepreneur's Club (Israel), L.P. are venture capital funds and all investment decisions are made by their general partner, Apax Israel Partners II, L.P. These investment decisions are made upon the recommendation of Apax Israel Partners II, L.P's management committee, which consists of Sir Ronald Cohen, Allan Barkat, Peter Englander and Amos Goren. Two of the selling shareholders, Apax Israel II, L.P. and Apax Israel II (Israel), L.P. (the "Apax Israel Funds") may determine to distribute in kind to their limited partners the Ordinary Shares being offered by this prospectus, and the term "selling shareholders" includes the limited partners of the Apax Israel Funds, each of whom is named in the table below.

         Apart from their prior ownership of EZchip, none of the selling shareholders has had within the past three years any position, office, or other material relationship with LanOptics or any of its predecessors or affiliates, except that Allan Barkat was a director of EZchip from February 2000 until August 2002.

         The following table sets forth the names of all limited partners in Apax Israel II, L.P. and Apax Israel II (Israel), L.P. and the maximum number of Ordinary Shares that could be received by them by distribution from the Apax Israel Funds and sold by them pursuant to this prospectus:


                                                  Maximum Number of Shares to be
                                                    Received on Distribution

General Electric Pension Trust                                 70,336
Chrysler Corporation Master Retirement Trust                   70,336
The Yasuda Mutual Life Insurance Company                       56,269

Marmax Investments Inc                                                   11,254
Commonfund Capital New Leaders, L.P.                                     56,269
Invesco Venture Partnership Fund II, L.P.                                84,403
Zenith Insurance Company                                                 22,507
California Emerging Ventures, LLC                                        56,269
Providential Holdings                                                    11,254
Allianz Private Equity GmbH                                              90,030
Continental Casualty Company                                            112,537
Massachusetts Institute of Technology Retirement Plan                    56,269
Mellon Bank, N.A., as trustee for the Bell Atlantic Master Trust        112,537
Massachusetts Institute of Technology                                   112,537
South Ferry No.2, L.P.                                                   33,761
John D. and Catherine T. MacArthur Foundation                            33,761
Portland Place Israel Partners II Lp.                                     3,151
MMG Patricof Management Partners                                          1,350
Bank Leumi le-Israel B.M.                                                56,269
Dagon Batey-Mamguroth le-Israel Ltd                                      22,507
Gmul Investment Co. Ltd.                                                 11,254
Kupat Gemel Hisachon Yahav Ltd.                                           6,696
Kupat Gemel Yahavit Ltd.                                                  6,910
Migdal Insurance Company                                                 11,254
Providential Fund of the Employees of the
    Hebrew University of Jerusalem                                       11,254
Yahav Hishtalmut VeHisachon Ltd.                                          8,902
Allan Barkat                                                                563
Amos Goren                                                                  338
Oren Zeev                                                                   225

                         DESCRIPTION OF CAPITAL STOCK

         Incorporated by reference to the description of our Ordinary Shares contained in Amendment No. 3 to our Registration Statement on Form F-1, filed on November 18, 1992.

                             PLAN OF DISTRIBUTION

         LanOptics is registering the Ordinary Shares covered by this prospectus for the selling shareholders. We will receive no proceeds from the sale of shares in this offering. As used in this prospectus, "selling shareholders" includes any transferees or others who may later hold all or any part of one or more of the selling shareholders' interests including, without limitation, any direct or indirect partners of any of the selling shareholders who may receive Ordinary Shares by distribution from the limited partnership in which they are limited partners. See "Selling Shareholders."

         The selling shareholders may sell the Ordinary Shares covered by this prospectus in one or more of the following ways from time to time:

               o on The Nasdaq Stock Market, in the over-the-counter market, or on a national securities exchange (any of which may involve crosses and block transactions);

               o      to purchasers directly;

               o in ordinary brokerage transactions in which the broker solicits purchasers;

               o through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

               o      through the writing of options on the shares;

               o through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

               o through purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

               o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

               o through exchange distributions in accordance with the rules of the applicable exchange;

               o      in any combination of one or more of these methods; or

               o      in any other lawful manner.

         These sales may be made at prices related to the then current market price or otherwise at prices and on terms then prevailing, or in privately negotiated transactions. In effecting sales, a broker or dealer engaged by an individual using this prospectus to sell Ordinary Shares may arrange for other brokers or dealers to participate in the sale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 under the Securities Act may be sold thereunder rather than by this prospectus.

         In connection with distributions of the shares or otherwise, an individual using this prospectus to sell Ordinary Shares may enter into hedging transactions with a broker-dealer. In connection with such a transaction, a broker-dealer may engage in short sales of shares registered hereunder in the course of hedging the positions they assume with the seller. The seller may also sell shares short and deliver the shares to close out such short positions. The seller may also enter into an option or other transaction with a broker-dealer which requires the delivery to the broker-dealer of shares we have registered, which the broker-dealer may resell by this prospectus.

         A seller may pay a broker-dealer or an agent compensation in the form of commissions, discounts or concessions. The broker-dealer and any other participating broker-dealer may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         We may be required to file a supplemented prospectus in connection with any activities involving a seller which may be deemed to be an "underwriting." In that case, a supplement to this prospectus would contain
(1) information as to whether an underwriter selected by a seller, or any other broker-dealer, is acting as principal or agent for the seller, (2) the compensation to be received by an underwriter selected by a seller or any broker-dealer for acting as principal or agent for a seller and (3) the compensation to be received by any other broker-dealer in the event the compensation of such other broker-dealers is in excess of usual and customary commissions. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such a broker-dealer.

         We have advised the selling shareholders that during any period when they may be engaged in a distribution of the shares covered by this prospectus, they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any seller, any affiliated purchaser and any broker-dealer or other individual who participates in such a distribution from bidding for or purchasing, or attempting to induce any individual to bid for or purchase any security, that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these factors may affect the marketability of our Ordinary Shares.

         The selling shareholders may offer to sell all, some or none of the shares covered by this prospectus. Because it is possible that a significant number of shares could be sold simultaneously by means of this prospectus, such sales, or the possibility thereof, may have an adverse effect on the market price of our Ordinary Shares.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act with respect to the shares to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus omits some information contained in the registration statement. For further information with respect to us and the Ordinary Shares to be sold in the offering, you should refer to the registration statement and to its exhibits and schedules. This prospectus describes the material provisions of any documents filed as exhibits and to which this prospectus refers, however, statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of the agreement or other document filed or incorporated by reference as an exhibit to the registration statement, each such statement being qualified in all respects by the document to which it refers. We are also required to file annual and special reports and other information with the SEC.

         You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference services. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                          INCORPORATION BY REFERENCE

         This prospectus is part of the registration statement that we filed with the SEC. The SEC permits us to incorporate by reference the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below filed by us with the SEC:

     o Our annual reports on Forms 20-F, filed June 27, 2002, and 20-F/A, filed October 17, 2002, 20-F/A2, filed November 29, 2002 20-F/A3, filed January 24, 2003, 20-F/A4, filed February 14, 2003, and 20-F/A5, filed the date hereof, for the fiscal year ended
            December 31, 2001 (Commission File No. 0-20860);

     o Our reports on Form 6-K filed February 20, 2002, March 21, 2002, March 25, 2002, May 1, 2002, July 19, 2002, July 30, 2002, August
            2, 2002, October 23, 2002, October 29, 2002, December 10, 2002,
            December 16, 2002, February 14, 2003 and March 10, 2003; and

     o The description of our Ordinary Shares contained in Registration Statement No. 33-52676, Amendment No. 3 on Form F-1, filed November 18, 1992.

         We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the termination of this offering. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, LanOptics Ltd., 1 Hatamar Street, P.O. Box 527, Yokneam 20692 Israel.

                                 LEGAL MATTERS

         The validity of the securities offered under this registration statement will be passed upon for us by Naschitz, Brandes & Co.

                                    EXPERTS


         Kost, Forer & Gabbay, a member of Ernst & Young Global, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report in our Annual Report on Form 20-F for the year ended December 31, 2001. We have incorporated our financial statements by reference into this prospectus in reliance upon Kost, Forer & Gabbay's report, given on their authority as experts in accounting and auditing. BDO Ziv & Haft Consulting & Managing Ltd., an Israeli consulting firm, has evaluated certain costs associated with the in-process research and development of EZchip as expressed in Note 1 to our unaudited pro forma condensed financial statements. We have relied upon their report, given on their authority as experts in the area of evaluation.

                      LANOPTICS LTD. AND ITS SUBSIDIARIES


                   INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                              AS OF JUNE 30, 2002


                                IN U.S. DOLLARS


                                   UNAUDITED




                                     INDEX




                                                                         Page
                                                                         ----

Interim Consolidated Balance Sheets                                    F-2 - 3

Interim Consolidated Statements of Operations                              F-4

Interim Statements of Changes in Shareholders' Equity                      F-5

Interim Consolidated Statements of Cash Flows                              F-6

Notes to Interim Consolidated Financial Statements                      F-7 - 15




                                - - - - - - - -


                                                                                     LANOPTICS LTD. AND ITS SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------------
INTERIM CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands


                                                                               June 30,
                                                                     ------------------------------        December 31,
                                                                         2002             2001                2001
                                                                     -------------    -------------    -------------------
                                                                               Unaudited                   (Note 1b)
                                                                     ------------------------------    -------------------

    ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                 $ 4,651         $ 3,144             $ 2,798
Short term bank deposits                                                        -           6,500                   -
Marketable securities                                                      10,983          15,412              17,673
Trade receivables (net of allowance for doubtful accounts of
   $51 as of June 30, 2002, 2001 and December 31, 2001)                       170             210                  26
Other accounts receivables and prepaid expenses                               280             488                 408
Inventories (Note 4)                                                          121              75                   -
                                                                     -------------    -------------    -------------------

Total current assets                                                       16,205          25,829              20,905
                                                                     -------------    -------------    -------------------

LONG TERM INVESTMENTS:
Prepaid development and production costs                                    1,022           1,622               1,325
Severance pay fund                                                            808             667                 709
                                                                     -------------    -------------    -------------------

Total long term investments                                                 1,830           2,289               2,034
                                                                     -------------    -------------    -------------------

PROPERTY AND EQUIPMENT, NET                                                 1,307           1,207               1,281
                                                                     -------------    -------------    -------------------

Total assets                                                             $ 19,342        $ 29,325            $ 24,220
                                                                     =============    =============    ===================




The accompanying notes are an integral part of the interim consolidated financial statements.


                                                                                     LANOPTICS LTD. AND ITS SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------------
INTERIM CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

                                                                             June 30,
                                                                ------------------------------------        December 31,
                                                                      2002                2001                2001
                                                                -----------------    ---------------    ------------------
                                                                             Unaudited                      (Note 1b)
                                                                ------------------------------------    ------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables                                                       $    505          $      836           $     473
Other accounts payable and accrued expenses                             1,701               2,903               1,907
                                                                -----------------    ---------------    ------------------

Total current liabilities                                               2,206               3,739               2,380
                                                                -----------------    ---------------    ------------------

ACCRUED SEVERANCE PAY                                                   1,067                 980               1,022
                                                                -----------------    ---------------    ------------------

PREFERRED SHARES IN A SUBSIDIARY                                       10,982              19,353              15,295
                                                                -----------------    ---------------    ------------------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)

SHAREHOLDERS' EQUITY:
Share capital:
  Ordinary shares of NIS 0.02 par value -
    Authorized: 10,000,000 shares as of
    June 30, 2002 and 2001 and December 31, 2001;
    Issued and outstanding:
    7,312,027, 7,289,277 and 7,290,777 shares
    as of June 30, 2002 and 2001 and
    December 31, 2001, respectively                                        56                  56                 56
  Deferred shares of NIS 1 par value -
    Authorized, Issued and outstanding: 0,
    1,000 and 1,000 shares as of June 30, 2002
    and 2001and December 31, 2001, respectively                             -                  -*)                -*)
Additional paid-in capital                                             24,845              24,788              24,792
Accumulated deficit                                                   (19,814)            (19,591)            (19,325)
                                                                -----------------    ---------------    ------------------

Total shareholders' equity                                              5,087               5,253               5,523
                                                                -----------------    ---------------    ------------------

Total liabilities and shareholders' equity                           $ 19,342            $ 29,325            $ 24,220
                                                                =================    ===============    ==================

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the interim consolidated financial statements.



                                                                                     LANOPTICS LTD. AND ITS SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------------
INTERIM CONSOLIDATED STATENEBTS OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                         Six months ended             Three months ended          Year ended
                                                             June 30,                      June 30,              December 31,
                                                   ------------------------------------------------------------
                                                        2002           2001           2002           2001            2001
                                                   --------------------------------------------- -------------- ---------------
                                                                            Unaudited                             (Note 1b)
                                                   ------------------------------------------------------------ ---------------
Revenues (Note 7)                                       $ 144          $ 845           $ 88           $ 376       $  1,449

Cost of revenues                                           38            612             33             276          1,049
                                                   --------------------------------------------- -------------- ---------------

Gross profit                                              106            233             55             100            400
                                                   --------------------------------------------- -------------- ---------------

Operating expenses:
  Research and development, net                         3,926          3,655          1,965           1,959          7,434
  Selling and marketing, net                              921            498            438             252          1,387
  General and administrative                              565            608            273             321          1,141
  Other operating charges                                   -              -              -               -           (346)
                                                   --------------------------------------------- -------------- ---------------

Total operating expenses                                5,412          4,761          2,676           2,532          9,616
                                                   --------------------------------------------- -------------- ---------------

Operating loss                                         (5,306)        (4,528)        (2,621)         (2,432)        (9,216)
Financial income , net                                    504            783            238             368          1,427
Other income (expenses), net                                -            803              -             (24)           813
                                                   --------------------------------------------- -------------- ---------------

Loss from continuing operations, before
   minority interest                                   (4,802)        (2,942)        (2,383)         (2,088)        (6,976)
Minority interest in losses of a subsidiary             4,313          3,026          2,132           2,098          7,105
                                                   --------------------------------------------- -------------- ---------------

Income (loss) from continuing operations                 (489)            84           (251)             10            129
                                                   --------------------------------------------- -------------- ---------------

Discontinued operations:
  Income on disposal of a segment of a business             -              -              -               -            221
                                                   --------------------------------------------- -------------- ---------------

Net income (loss)                                      $ (489)      $     84         $ (251)        $    10        $   350
                                                   ============================================= ============== ===============

Basic and diluted net earnings (loss) per share
   from continuing operations                         $ (0.07)        $ 0.02        $ (0.03)         $ 0.01         $ 0.02
                                                   ============================================= ============== ===============

Basic and diluted net earnings per share from
   discontinuing operations                          $   -          $   -          $   -           $   -           $  0.03
                                                   ============================================= ============== ===============

Basic and diluted net earnings (loss) per share      $  (0.07)        $ 0.02        $ (0.03)         $ 0.01         $ 0.05
                                                   ============================================= ============== ===============

 Weighted average number of Ordinary shares used
   in computing basic and diluted net earnings
   (loss) per share                                  7,350,027      7,566,016       7,350,027       7,542,284      7,350,027
                                                   ============================================= ============== ===============

The accompanying notes are an integral part of the interim consolidated financial statements.



                                                                                              LANOPTICS LTD. AND ITS SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------------------------
INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)
                                                      Number of shares
                                                -------------------------------          Additional                        Total
                                                  Ordinary       Deferred     Share       paid-in       Accumulated   shareholders'
                                                   shares        shares      capital      capital         deficit         equity
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of January 1, 2001 (Note 1b)            7,284,652      1,000      $ 56         $  24,777    $ (19,675)        $  5,158
  Net income                                               -          -         -                 -          350              350
  Exercise of options                                  6,125          -       -*)                15            -               15
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of December 31, 2001 (Note 1b)          7,290,777      1,000        56            24,792      (19,325)           5,523
  Net loss (unaudited)                                     -          -         -                 -         (489)            (489)
  Retirement of Deferred shares (unaudited)                -     (1,000)      -*)                 -            -                -
  Exercise of options (unaudited)                     21,250          -       -*)                53            -               53
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of June 30, 2002 (unaudited)            7,312,027          -     $  56         $  24,845    $ (19,814)        $  5,087
                                                =============  =========== ===========  ============  ==============   ============

Balance as of January 1, 2001 (Note 1b)            7,284,652     1,000      $  56         $  24,777    $ (19,675)        $  5,158
  Net income (unaudited)                                   -         -          -                 -           84               84
  Exercise of options (unaudited)                      4,625         -        -*)                11            -               11
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of June 30, 2001 (unaudited)            7,289,277     1,000      $  56         $  24,788    $ (19,591)        $  5,253
                                                =============  =========== ===========  ============  ==============   ============

Balance as of April 1, 2002 (unaudited)            7,290,777         -      $  56         $  24,792    $ (19,563)        $  5,285
  Net loss (unaudited)                                     -         -          -                 -         (251)            (251)
  Exercise of options (unaudited)                     21,250                  -*)                53            -               53
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of June 30, 2002 (unaudited)            7,312,027         -      $  56         $  24,845    $ (19,814)        $  5,087
                                                =============  =========== ===========  ============  ==============   ============

Balance as of April 1, 2001 (unaudited)            7,287,277     1,000      $  56         $  24,783    $ (19,601)        $  5,238
  Net income (unaudited)                                   -         -          -                 -           10               10
  Retirement of Deferred shares (unaudited)                -         -        -*)                 -            -                -
  Exercise of options (unaudited)                      2,000                  -*)                 5            -                5
                                                -------------  ----------- -----------  ------------  --------------   ------------

Balance as of June 30, 2001 (unaudited)            7,289,277     1,000      $  56         $  24,788    $ (19,591)        $  5,253
                                                =============  =========== ===========  ============  ==============   ============

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the interim consolidated financial statements.



                                                                                     LANOPTICS LTD. AND ITS SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------------
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands
                                                       Six months ended             Three months ended
                                                           June 30,                      June 30,                Year ended
                                                 ----------------------------   -----------------------------    December 31,
                                                     2002           2001           2002            2001             2001
                                                 ------------   -------------   ------------   --------------  ----------------
                                                                          Unaudited                              (Note 1b)
                                                 ------------------------------------------------------------  ----------------
Cash flows from operating activities:
Net income (loss)                                    $ (489)          $ 84         $ (251)            $ 10          $  350
  Adjustments to reconcile net income (loss) to
    net cash used in operating activities:
  Depreciation                                          334            204            175              101             536
  Amortization of prepaid production and
    development costs                                   303            245            161              144             542
  Write-off of property and equipment                   -              -              -                  -             210
  Write-off of inventories                              -              -              -                  -             129
  Unrealized gain on marketable securities             (161)          (112)           (81)             (56)           (161)
  Minority interest in losses of subsidiaries        (4,313)        (3,026)        (2,132)          (2,098)         (7,105)
  Gain on sale of property and equipment                  -             (8)             -               (5)            (14)
  Decrease (increase) in trade receivables             (144)           512           (162)             175             696
  Decrease (increase) in other accounts
    receivable and prepaid expenses                     128            103             90             (143)            183
  Decrease (increase) in inventories                   (121)            54           (121)              42               -
  Increase (decrease) in trade payables                  32            (94)          (177)             202            (457)
  Decrease in accrued expenses on disposal of
     segment                                            (77)          (487)             -             (189)           (540)
  Decrease in other accounts payable and accrued
    expenses                                           (129)        (1,984)          (107)             (11)         (2,906)
  Accrued severance pay, net                            (54)           101            (17)             (30)            101
                                                 ------------   -------------   ------------   --------------  ----------------

 Net cash used in operating activities               (4,691)        (4,408)        (2,622)          (1,858)         (8,436)
                                                 ------------   -------------   ------------   --------------  ----------------

Cash flows from investing activities:
  Investment in short-term bank deposits                  -         (2,504)             -           (1,252)         (2,504)
  Proceeds from short-term bank deposits                  -          6,640              -            4,252          13,140
  Investment in marketable securities                (2,657)        (3,190)          (456)          (1,595)        (12,522)
  Proceeds from sale of marketable securities         9,508          2,341              -            1,695           9,461
  Purchase of property and equipment                   (360)          (472)           (58)             (58)         (1,127)
  Proceeds from sale of property and equipment           -              87              -               44             132
                                                 ------------   -------------   ------------   --------------  ----------------

Net cash provided by (used in) investing
activities                                            6,491          2,902           (514)           3,086           6,580
                                                 ------------   -------------   ------------   --------------  ----------------

Cash flows from financing activities:
  Proceeds from exercise of options                      53             11             53                5              15
                                                 ------------   -------------   ------------   --------------  ----------------

  Net cash provided by financing activities              53             11             53                5              15
                                                 ------------   -------------   ------------   --------------  ----------------

Increase (decrease) in cash and cash equivalents      1,853         (1,495)        (3,083)           1,233          (1,841)
Cash and cash equivalents at the beginning of
    the period                                        2,798          4,639          7,734            1,911           4,639
                                                 ------------   -------------   ------------   --------------  ----------------

Cash and cash equivalents at the end of the
period                                              $ 4,651        $ 3,144        $ 4,651         $  3,144        $  2,798
                                                 ===========    =============   ===========    ==============  ================

The accompanying notes are an integral part of the interim consolidated financial statements.

                                             LANOPTICS LTD. AND ITS SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 1:-      GENERAL

              a. The consolidated financial statements of LanOptics Ltd. ("the Company") include the unaudited consolidated balance sheets as of June 30, 2002 and 2001 and consolidated statements of operations, changes in shareholders' equity and cash flows for the six and three months periods ended June 30, 2002 and 2001. In management's opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial information (including all material differences between Israeli and U.S. GAAP), in accordance with generally accepted accounting principles for interim information, for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

              b. The consolidated financial statements as of December 31, 2001 and 2000 are derived from the audited consolidated financial statements as of December 31, 2001.

              c. In April 1, 2002 the Company completed the listing of its shares for trade in the Tel-Aviv Stock Exchange ("TASE"). As part of the listing on the TASE, the Company repurchased all of its Deferred shares (1,000) at their nominal value which is lower then $1.

NOTE 2: -     SIGNIFICANT ACCOUNTING POLICIES

              The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in probable respects from those followed in the United States, as described in Note 9.

              If collectibility is not probable revenue is recognized on a cash basis provided that all other revenue recognition criteria have been met.

              a. The significant accounting policies applied in the consolidated financial statements as of June 30, 2002 are consistent with those applied in the consolidated financial statements as of December 31, 2001.

              b.   Revenue recognition:

                   Revenues from sale of valuation boards are recognized in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAS No. 101"), upon delivery of the products, when the collection of the receivable is probable, persuasive evidence of an agreement exists, no significant obligations remain and the price is fixed or determinable. The Company does not grant a right of return to its customers.

                   If collectibility is not probable, revenue is recognized on a cash basis provided that all other revenue recognition criteria have been met.

              c.   Inventories:

                   Cost of raw materi-als is determined using the average method.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

              d. Future application of the accounting standards and their effect on the financial statements:

                   1. Discontinuation of the adjustment of financial statements:

                      During October 2001, the Israel Accounting Standards Board published Accounting Standard No. 12 which deals with the discontinuance of the adjustment of financial statements. According to this Standard, beginning January 1, 2004, financial statements will discontinue to be adjusted for inflation in Israel.

                      According to the provisions o Accounting Standard No. 13, it is possible to continue to measure the financial statements based on the changes in foreign exchange rate in accordance with paragraph 29(a) of Opinion No. 36 of the Institute of Certified Public Accountants in Israel until the Israel Accounting Standard Board issues new guidelines in this issue. This Standard requires disclosure of the reasons for the presentation of the financial statements in foreign currency. This Standard also requires disclosure of the reasons for any change in the reporting currency.

                   2. Accounting Standard No. 14 - financial reporting for
                      interim periods:

                      In August 2002, Accounting Standard No. 14 was published which discusses financial reporting for interim periods. The objective of the Standard is to determine the minimal contents for the financial reporting for interim periods, as well as to determine the principles for the recognition and measurement in financial statements for interim periods.

                      This accounting Standard, which is based on International Accounting Standard No. 34, "Interim Financial Reporting", replaces Opinion No. 43 of the Institute of Certified Public Accountants in Israel, which deals with financial statements for interim periods, and Opinion No. 60 which deals with the amendment of Opinion No. 43 with regard to the cancellation of the requirement to include information on nominal data in financial statements for interim periods. This Standard will apply with respect to financial statements for periods commencing on or after January 1, 2003.

NOTE 3:-      FINANCIAL STATEMENTS IN U.S. DOLLARS

              The transactions of the Company and its subsidiaries are recorded in new Israeli shekels, however, since the majority of the Company's sales are made in U.S. dollars ("dollars") and the Company's shares are traded on a foreign stock exchange ,the Company and its subsidiaries have elected to continue adjusting their financial statements according to the changes in the exchange rate of the U.S. dollar, in conformity with Section 29b to Statement of Opinion 36 of the Institute of Certified Public Accountants in Israel.

              Accordingly, transactions and balances originally denominated in dollars are presented at their original amounts. Non-dollar transactions and balances are recorded at the exchange rate at the date of the transaction and remeasured into dollars at the exchange rate in effect at the date of the transaction. The effects of foreign currency remeasurment are included in the statement of operations as financial income or expenses, as appropriate.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 4:-      INVENTORIES
                                          June 30,
                                  ----------------------------    December 31,
                                    2002             2001            2001
                                  -----------    -------------   --------------
                                          Unaudited                 (Note 1b)
                                  ----------------------------   --------------
              Raw material            $  90             $  -            $  -
              Work in progress            6               75               -
              Finished products          25                -               -
                                  -----------    -------------   --------------

                                      $ 121            $  75            $  -
                                  ===========    =============   ==============


NOTE 5:-      SHAREHOLDERS' EQUITY

               During 2002, several employees exercised 21,250 options. No additional options were granted in 2002.


NOTE 6:-      COMMITMENTS AND CONTINGENT LIABILITIES

              a.  Royalty commitments:

                  Under the research and development agreements of the Company and its subsidiaries' with the Office of the Chief Scientist of the Ministry of Industry and Trade, the Company and its subsidiaries received grants for the funding of research and development projects.

                  The Company is committed to pay royalties to the Chief Scientist with respect to products in which the Chief Scientist participates in their research and development costs at rates of 2%-4.5% on the sale of products resulting from research and development projects, up to an amount equal to 100%-150% of the grants received, linked to the U.S. dollar and bears interest at the rate of LIBOR from January 1, 1999. Repayment of such grants is not required in the event that there are no sales of products developed through such grants. As of June 30, 2002, the Company has a contingent obligation to pay royalties with respect to the aforementioned grants in the amount of $ 7,900, of which $ 2,248 is related to discontinued operations and $ 5,652 is related to LanOptics legacy products.

              b.  Lease commitments:

                  The Company and its subsidiaries lease their facilities under operating lease agreements, which will expire in 2006.The minimum lease payments under non-cancelable operating leases are as follows:

                    2002                     $    73
                    2003                          99
                    2004                          60
                    2005                          40
                    2006                          20
                                         ------------------

                                              $  292
                                         ==================

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

              c. Litigation:

                     In 1999, a claim was filed by five former employees against the Company to release their severance pay. On September 16, 2001 a verdict was rendered in favor of the plaintiffs and the Company was obligated to release the employees severance pay fund and to pay part of their legal expenses. The Company recorded a provision in the amount of $ 25 in respect of this litigation. The Company appealed the court's decision.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 7:-      SEGMENTS AND GEOGRAPHIC INFORMATION

              Segment information:

              a. The Company and its subsidiaries manage their business on a basis of two reportable segment: networking solutions and networking processors.

                     The networking solutions segment includes Fast Ethernet and Gigabit Ethernet Switches. The networking solutions operation improve corporate Local Area Networks (LANs and Wide Area Networks (WANs) connectivity and performance.

                     The networking processors segment includes design, development and marketing of 10/40 Gigabit Network processor for next generation 10-Gigabit Switches and routers.

                     The following data is presented in accordance with IAS 14:

                                                                Three months ended                        Three months ended
                                                                  June 30, 2002                              June 30, 2001
                                                    ---------------------------------------  --------------------------------------
                                                      Networking   Networking                 Networking    Networking
                                                       solutions   processors      Total       solutions    processors     Total
                                                     ------------ -------------- ----------  ------------- ------------   ---------
      Revenues
      Sales to external customers                            3           85             88         376             -          376
                                                     ============ ============== ==========  ============= ============   =========
      Results
      Segments results                                     (98)      (2,523)        (2,621)        (30)       (2,402)      (2,432)
                                                     ============ ============== ==========  ============= ============   =========

      Net loss from Ordinary activities                                             (2,621)                                 (2,432)
      Financial income                                                                 238                                     368
      Other expenses, net                                                                -                                     (24)
      Minority interest in losses of subsidiaries                                    2,132                                   2,098
                                                                                 ----------                               ---------

      Net income (loss)                                                               (251)                                     10
                                                                                 ==========                               =========


NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

                                              Six months ended June 30, 2002             Six months ended June 30, 2001
                                         -----------------------------------------  -----------------------------------------
                                          Networking     Networking                  Networking     Networking
                                           solutions     processors      Total        solutions     processors      Total
                                         -------------- -------------- -----------  -------------- -------------- -----------
Revenues
Sales to external customers                     59             85            144          845              -            845
                                         ============== ============== ===========  ============== ============== ===========
Results
Segments results                              (161)        (5,145)        (5,306)         (36)        (4,492)        (4,528)
                                         ============== ============== ===========  ============== ============== ===========

Net loss from Ordinary activities                                         (5,306)                                    (4,528)
Financial income                                                             504                                        783
Other income, net                                                              -                                        803
Minority interest in losses of
subsidiaries                                                               4,313                                      3,026
                                                                       -----------                                -----------

Net income (loss) from continuing
   operations                                                               (489)                                        84
Net income from discontinued
   operations                                                                  -                                          -
                                                                       -----------                                -----------

Net income (loss)                                                           (489)                                        84
                                                                       ===========                                ===========

                                                      June 30, 2002                              June 30, 2001
                                         -----------------------------------------  -----------------------------------------
Assets and liabilities
Segments assets                              5,274         14,068         19,342        5,833         23,169         29,002
                                         ============== ==============              ============== ==============
Assets of subsidiary that
  discontinued
  its operations                                                              -                                        323
                                                                       -----------                                -----------

Total assets                                                              19,342                                     29,325
                                                                       ===========                                ===========

Segments liabilities                         1,319          1,954          3,273        1,984          1,811          3,795
                                         ============== ==============              ============== ==============
Liabilities of subsidiary that                                                 -                                        924
  discontinued its operations
                                                                       -----------                                -----------

Total liabilities                                                          3,273                                      4,719
                                                                       ===========                                ===========
Other segment information
Depreciation and amortization                    -            637            637           28            397            425
                                         ============== ==============              ============== ==============
Depreciation and amortization of                                               -                                         24
  subsidiary that discontinued its
  operations
                                                                       -----------                                -----------

Total depreciation and amortization                                          637                                        449
                                                                       ===========                                ===========

Expenditures for long-lived assets               -            360            360            -            472            472
                                         ============== ============== ===========  ============== ============== ===========




                                        F-12

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

[TABLE CONTINUED]

                                              Year ended December 31, 2001
                                        -----------------------------------------
                                         Networking     Networking
                                          solutions     processors      Total
                                        -------------- -------------- -----------
Revenues
Sales to external customers                 1,449              -          1,449
                                        ============== ============== ===========
Results
Segments results                              276         (9,492)        (9,216)
                                        ============== ============== ===========

Net loss from Ordinary activities                                        (9,216)
Financial income                                                          1,427
Other income, net                                                           813
Minority interest in losses of
subsidiaries                                                              7,105
                                                                      -----------

Net income (loss) from continuing
   operations                                                               129
Net income from discontinued
   operations                                                               221
                                                                      -----------

Net income (loss)                                                        $  350
                                                                      ===========

                                                   December 31, 2001
                                        -----------------------------------------
Assets and liabilities
Segments assets                             5,565         18,655         24,220
                                        ============== ==============
Assets of subsidiary that
  discontinued
  its operations                                                             -
                                                                      -----------

Total assets                                                             24,220
                                                                      ===========

Segments liabilities                        1,447          1,789          3,236
                                        ============== ==============
Liabilities of subsidiary that                                              166
  discontinued its operations
                                                                      -----------

Total liabilities                                                         3,402
                                                                      ===========
Other segment information
Depreciation and amortization                  28          1,026          1,054
                                        ============== ==============
Depreciation and amortization of                                             24
  subsidiary that discontinued its
  operations
                                                                      -----------

Total depreciation and amortization                                       1,078
                                                                      ===========

Expenditures for long-lived assets              -          1,127          1,127
                                        ============== ============== ===========


              b. Total revenues are attributed to geographic areas based on location of customers. This data is presented in accordance with IAS 14 "Segment Reporting".

                     The following presents total revenues for the six months and three months ended June 30, 2002 and 2001 and for the year ended December 31, 2001 and for long-lived assets as of June 30, 2002 and 2001 December 31, 2001.

                                                 Six months ended June 30,
                                ------------------------------------------------------------
                                            2002                           2001                    December 31, 2001
                                -----------------------------  -----------------------------  -----------------------------
                                   Total        Long-lived        Total        Long-lived        Total        Long-lived
                                  revenues        assets         revenues        assets         revenues        assets
                                -------------  --------------  -------------  --------------  -------------  --------------
              Israel              $     87        $ 1,295          $  122        $ 1,170       $     273        $ 1,272
              United States              8             12             620             29           1,176              9
              Europe                    24              -             103              8               -              -
              Asia Pacific              25              -               -              -               -              -
                                -------------  --------------  -------------  --------------  -------------  --------------

                                   $   144        $ 1,307        $    845        $ 1,207        $  1,449        $ 1,281
                                =============  ==============  =============  ==============  =============  ==============


                                                                                                Three months ended
                                                                                                     June 30,
                                                                                        -----------------------------------
                                                                                             2002               2001
                                                                                        ----------------   ----------------
                                                                                                  Total revenues
                                                                                        -----------------------------------

              Israel                                                                         $  52            $    45
              United States                                                                      5                306
              Europe                                                                             6                 25
              Asia Pacific                                                                      25                  -
                                                                                        ----------------   ----------------

                                                                                             $  88             $  376
                                                                                        ================   ================

                                            LANOPTICS LTD. AND ITS SUBSIDIARIES.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
U.S. dollars in thousands (except shares and per share data)

NOTE 8:-      SUBSEQUENT EVENTS

              On July 15, 2002, the Company entered into an agreement with Apax Partners that will allow the Company to increase its shareholding in EZChip from 57% to 66% of the outstanding share capital of EZChip. In return for Apax Partners shares in EZChip, the Company issued to Apax Partners 1,153,508 Ordinary shares.

              LanOptics will account for this transaction in its financial statements for the third quarter of 2002, according to the purchase method of accounting.


NOTE 9:- EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP ON THE CONSOLIDATED FINANCIAL STATEMENTS

              The interim consolidated financial statements of the Company conform with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from those followed in the United States ("U.S. GAAP"), as described in
              Note 16 to the consolidated financial statements as of December 31, 2001.

              The effect of the material differences between Israeli and U.S. GAAP of the aforementioned items on the financial statements is as follows:

              a.     On statement of operations items:

                                                                               Six months ended
                                                                                  June 30,                    Year ended
                                                                     ------------------------------------    December 31,
                                                                           2002               2001               2001
                                                                     -----------------   ----------------   ---------------
                                                                                  Unaudited                   (Note 1b)
                                                                     ------------------------------------   ---------------
                     Net income (loss) according to Israeli GAAP        $   (489)          $      84           $    350
                     Gain from issuance of subsidiary's Ordinary
                       shares to third party                                   -                (799)              (799)
                     Minority interest in losses of subsidiary -
                     Preferred shares                                     (4,313)             (2,944)            (7,002)
                     Unrealized gain on marketable securities                (73)                (60)              (119)
                                                                     ----------------    ---------------    ---------------

                     Net loss according to U.S. GAAP                    $ (4,875)          $  (3,719)          $ (7,570)
                                                                     ================    ===============    ===============
                     Net earnings (loss) per share as reported          $  (0.07)             $ 0.02             $ 0.05
                       according to Israeli GAAP (basic and
                     diluted)
                                                                     ================    ===============    ===============
                     Net loss per share according to U.S.
                         GAAP (basic and diluted)                       $  (0.67)            $ (0.51)           $ (1.04)
                                                                     ================    ===============    ===============
                     Net loss per share from continuing operations according
                         to U.S.
                         GAAP (basic and diluted)                       $  (0.67)            $ (0.51)           $ (1.07)
                                                                     ================    ===============    ===============
                     Net earnings per share from discontinuing
                         operations according to U.S. GAAP
                         (basic and diluted)                            $     -              $     -             $ 0.03
                                                                     ================    ===============    ===============
                     Weighted average number of Ordinary
                         shares used in computing
                         net earnings (loss) per share
                         under U.S GAAP (basic and diluted)             7,296,090           7,284,652          7,287,715
                                                                     ================    ===============    ===============

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
U.S. dollars in thousands (except shares and per share data)

                     For the six months ended June 30, 2002 and 2001 and for the year ended December 31, 2001 all outstanding stock options have been excluded from the calculation of the diluted net earnings (loss) per Ordinary share because all such stock options were antidilutive. The total weighted average number of shares related to the outstanding options excluded from the calculations of diluted net earnings (loss) per share were 258,739, 296,489 and 294,989 for the six months ended June 30, 2002 and 2001, and for the year ended December 31, 2001, respectively.

              b.     On balance sheet items:

                                                     June 30, 2002                             June 30, 2001
                                         ---------------------------------------  -----------------------------------------
                                           As per                      As per       As per                       As per
                                           Israeli                      U.S.        Israeli                       U.S.
                                            GAAP        Adjustment      GAAP         GAAP        Adjustment       GAAP
                                         ------------  -------------  ----------  ------------  -------------  ------------

                  Preferred shares of
                    a subsidiary           $ 10,982      $ 14,197      $ 25,179    $ 19,353       $  5,826       $ 25,179
                  Shareholders' equity      $ 5,087      $(14,197)     $ (9,110)   $  5,253       $ (5,826)      $   (573)
                  Total liabilities and
                     shareholders'
                     equity                $ 19,342      $     -       $ 19,342    $ 29,325       $      -       $ 29,325


                                                    December 31, 2001
                                         ----------------------------------------
                                           As per                       As per
                                           Israeli                       U.S.
                                            GAAP        Adjustment       GAAP
                                         ------------  -------------  -----------

                  Preferred shares of a
                     subsidiary            $ 15,295      $  9,884      $ 25,179
                  Shareholders' equity     $  5,523      $ (9,884)     $ (4,361)
                  Total liabilities and
                     shareholders',
                     equity                $ 24,220      $      -      $ 24,220

                  As of June 30, 2002, 2001 and December 31, 2001, net unrealized gains amounted to $ 73, $ 60 and $ 119, respectively.


                              - - - - - - - - - -

         UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


         The following unaudited Pro Forma condensed combined consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Israel to give effect to (a) the acquisition of series A convertible preferred shares and series B convertible preferred shares of EZchip Ltd. ("EZchip") according to the purchase method of accounting, and (b) the presentation of the Legacy operations as discontinued operations, as described in Note 1 to the unaudited Pro Forma condensed consolidated financial statements. The pro forma information gives effect to the application of the Pro Forma adjustments described in the accompanying notes. This financial data is not intended to be a result of operations forecast and the result of operations of LanOptics will not necessarily be in line with such data.

         The following Unaudited Pro Forma condensed combined consolidated balance sheet as of June 30, 2002 gives effect to the acquisition of the EZchip shares by LanOptics Ltd. ("the Company") and to the presentation of the Legacy operations as discontinued operations, as if they had occurred on that date, and reflects the allocation of the purchase price to EZchip's assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition as was preliminary estimated by the Company, as well as the reclassification of assets, liabilities and results of operations related to the Legacy discontinued operations. The allocation of purchase price for the acquisition is subject to revision when additional information concerning asset and liability valuation is obtained. In the opinion of LanOptics's management, the asset and liability valuation for the acquisition will not be materially different from the pro forma financial data presented. The unaudited pro forma condensed combined consolidated financial information reflects LanOptics's best estimates; however, the actual financial position and results of operations may be differ significantly from the pro forma amounts reflected herein because of various factors, including, without limitation, access to additional information, changes in value and changes in operating results between the date of preparation of the unaudited pro forma condensed financial information and the date on which the transaction closed. The excess of the purchase price over the fair value of EZchip's identifiable assets and liabilities has been recorded as goodwill. Goodwill will be tested for impairment on an annual basis and between annual tests in certain circumstances under US GAAP and amortized on a straight-line method over 10 years under Israeli GAAP. Intangible assets that were identified include in-process research and development and developed technology. Developed technology will be amortized on a straight-line method over 5 years under Israeli GAAP and US GAAP. Any portion of the purchase price allocated to in-process research and development costs will be charged to expenses immediately upon the consummation of the transaction.


         The following unaudited pro forma condensed combined consolidated statements of operations for the six months period ended June 30, 2002 and for the year ended December 31, 2001 give effect to these transactions as if they had occurred on January 1, 2001. The unaudited pro forma condensed combined consolidated statements of operations for the two years ended December 31, 2000 give effect only to the Company's decision to discontinue the operations of LanOptics.

         This pro forma information should be read in conjunction with the respective consolidated historical financial statements (including notes thereto) of the Company incorporated by reference herein and which consolidates these of EZchip.

         The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transaction occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position and results of operations. These unaudited pro forma condensed combined consolidated financial statements are based upon the respective historical financial statements of LanOptics and EZchip . The pro forma adjustments are based on available financial information and certain estimates and assumptions that the Company believes are reasonable and that are set forth in the notes to the Unaudited Pro Forma Condensed combined consolidated financial statements.

--------------------------------------------------------------------------------------------------------------------------------
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
U.S. dollars in thousands


                                                                      June 30, 2002
                            --------------------------------------------------------------------------------------------------
                              Historical         Pro forma         Pro forma          Pro forma
                                                Adjustments                          Adjustments
                                                related to                            related to
                               LanOptics       discontinued                            EZchip's
                            (Consolidated)      operations         Subtotal          transaction        Note      Pro forma
                            ----------------- ---------------- -------------------------------------  ---------  -------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents     $  4,651                $ -           $4,651                 $ -                      $  4,651
Marketable securities           10,983                  -           10,983                   -                        10,983
Trade receivables                  170                  2              172                   -            2i             172
Other accounts
  receivable and prepaid                                                                     -
expenses                           280                (13)             267                                2i             267
Inventories                        121                  -              121                   -                           121
                            ----------------- ---------------- -------------------------------------             -------------

Total current assets            16,205                (11)          16,194                   -                        16,194
                            ----------------- ---------------- -------------------------------------             -------------

LONG-TERM INVESTMENTS:
Prepaid development and
production costs                 1,022                  -            1,022                   -                         1,022
Severance pay fund                 808                (21)             787                   -            2i             787
                            ----------------- ---------------- -------------------------------------             -------------

Total long-term investments      1,830                (21)           1,809                   -                         1,809
                            ----------------- ---------------- -------------------------------------             -------------

PROPERTY AND EQUIPMENT, NET      1,307                  -            1,307                   -                         1,307
                            ----------------- ---------------- -------------------------------------             -------------

OTHER ASSETS:
Technology                         -                    -                -               1,425            2a           1,425
Goodwill                           -                    -                -               1,634            2b           1,634
                            ----------------- ---------------- -------------------------------------             -------------

Total other assets                 -                    -                -               3,059                         3,059
                            ----------------- ---------------- -------------------------------------             -------------

TOTAL ASSETS ATRIBUTED
TO DISCONTINUED
OPERATIONS                         -                   32               32                -               2i              32
                            ----------------- ---------------- -------------------------------------             -------------

Total assets                  $ 19,342                $ -         $ 19,342             $ 3,059                        $ 22,401
                            ================= ================ =====================================             =============



-------------------------------------------------------------------------------------------------------------------------------
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
-------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands

                            --------------------------------------------------------------------------------------------------
                                                                     June 30, 2002
                            ------------------------------------------------------------------------------------------------
                               Historical        Pro forma        Pro forma       Pro forma                     Pro Forma
                                                Adjustments                      Adjustments
                                                 related to                       related to
                               LanOptics        discontinued                       EZchip's
                             (Consolidated)      operations       Subtotal       transaction        Note        Combined
                            -----------------  ------------------------------------------------  ------------ --------------
LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payable                    $  505              $ (14)           $ 491             $ -                2i      $  491
Other accounts payable
  and accrued expenses            1,701               (241)           1,460               -                2i       1,460
                            -----------------  ---------------  --------------  ---------------               --------------

Total current liabilities         2,206               (255)           1,951               -                          1,951
                            -----------------  ---------------  --------------  ---------------               --------------

ACCRUED SEVERANCE PAY             1,067                (32)           1,035               -                2i       1,035
                            -----------------  ---------------  --------------  ---------------               --------------

TOTAL LIABILITIES
ATTRIBUTED TO
DISCONTINUED OPERATIONS               -                287              287               -                2i         287
                            -----------------  ---------------  --------------  ---------------               --------------


PREFERRED SHARES IN A
SUBSIDIARY                        10,982                  -           10,982          (1,241)               2c       9,741
                            -----------------  ---------------  --------------  ---------------               --------------


SHAREHOLDERS' EQUITY:
Share capital                        56                  -               56               5                2d          61
Additional paid-in capital       24,845                  -           24,845           8,951                2d      33,796
Accumulated deficit             (19,814)                 -          (19,814)         (4,656)               2h     (24,470)
                            -----------------  ---------------  --------------  ---------------               --------------


Total shareholders' equity        5,087                  -            5,087           4,209                         9,387
                            -----------------  ---------------  --------------  ---------------               --------------

Total liabilities and
  shareholders' equity        $  19,342                $ -         $ 19,342         $ 2,969                       $22,401
                            =================  ===============  ==============  ===============               ==============



UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

                                                                    Six months ended June 30, 2002
                                    ----------------------------------------------------------------------------------------
                                      Historical        Pro forma        Pro forma       Pro forma                   Pro forma
                                                       Adjustments                      Adjustments
                                                        related to                       related to
                                      LanOptics        discontinued                       EZchip's
                                    (Consolidated)      operations       Subtotal       transaction     Reference     Combined
                                    ----------------  ---------------  --------------  --------------------------  --------------
Revenues                                 $  144              $ (59)            $ 85               -         2j            $  85
Cost of revenues                             38                 (5)              33             143       2e, 2j            176
                                    ----------------  ---------------  --------------  ---------------             --------------

Gross profit (loss)                         106                (54)              52            (143)                        (91)
                                    ----------------  ---------------  --------------  ---------------             --------------

Operating expenses:
  Research and development, net           3,926                  -            3,926               -                       3,926
  Selling and marketing, net                921                  -              921               -                         921
  General and administrative                565                 11              576              82       2f, 2j            658
                                    ----------------  ---------------  --------------  ---------------             --------------

Total operating expenses                  5,412                 11            5,423             225                       5,505
                                    ----------------  ---------------  --------------  ---------------             --------------

Operating loss                           (5,306)               (65)          (5,371)           (225)                     (5,596)
Financial income, net                       504                  -              504               -                         504
                                    ----------------  ---------------  --------------  ---------------             --------------

Loss before minority interest            (4,802)               (65)          (4,867)           (225)                      (5,092)
Minority interest in losses of
  a subsidiary                            4,313                  -            4,313            (486)        2g             3,827
                                    ----------------  ---------------  --------------  ---------------             --------------

Loss from continuing operations           (489)               (65)            (554)           (711)                      (1,265)
Income from discontinued operations          -                  65               65               -         2j               65
                                    ----------------  ---------------  --------------  ---------------             --------------

Net loss                                $  (489)               $ -           $ (489)         $ (711)                   $ (1,200)
                                    ================  ===============  ==============  ===============             ==============

Basic and diluted net earnings
(loss) per share from continuing
operations                              $ (0.07)                                                                        $ (0.15)
                                    ================                                                               ==============

Basic and diluted net earnings
(loss) per share from
discontinued operations                                                                                                      (*
                                                                                                                   ==============

Weighted average number of shares
used in computing basic and
diluted net loss per share            7,350,027                                                                      8,503,535
                                    ================                                                               ==============
(* Less than thousand



--------------------------------------------------------------------------------------------------------------------------------
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

                                                                         Year ended December 31, 2001
                                     ----------------------------------------------------------------------------------------
                                        Historical        Pro forma        Pro forma       Pro forma                 Pro forma
                                     ----------------
                                                         Adjustments                      Adjustments
                                                          related to                      related to
                                        LanOptics        discontinued                      EZchip's
                                      (Consolidated)      operations       Subtotal       transaction    Reference    Combined
                                     -----------------  ---------------  -------------- --------------  ----------  -------------

Revenues                                 $  1,449            $ (1,449)             $ -             $-       2j          $      -
Cost of revenues                            1,049              (1,049)               -            285     2e, 2j             285
                                     -----------------  ------------------------------- --------------              -------------

Gross profit (loss)                           400                (400)               -           (285)                      (285)
                                     -----------------  ------------------------------- --------------              -------------

Operating expenses:
  Research and development, net             7,434                  -             7,434              -                      7,434
  Selling and marketing, net                1,387                (61)            1,326              -        2j            1,326
  General and administrative                1,141               (136)            1,005            163      2f, 2j          1,168
  Other operating income                     (346)               346                 -              -                          -
                                     -----------------  ------------------------------- --------------              -------------
Total operating expenses                    9,616                 149            9,765            163                      9,928
                                     -----------------  ------------------------------- --------------              -------------

Operating loss                             (9,216)               (549)          (9,765)          (448)                   (10,213)
Financial income, net                       1,427                   -            1,427              -                      1,427
Other income, net                             813                   -              813              -                        813
                                     -----------------  ------------------------------- --------------              -------------

Loss from continuing operations,
  before minority interest                 (6,976)               (549)          (7,525)          (448)                    (7,973)
Minority interest in losses of
  a subsidiary                              7,105                 (23)           7,082         (1,434)     2g, 2j          5,648
                                     -----------------  ------------------------------- --------------              -------------

Income (loss) from continuing
  operations                                  129                (572)            (443)        (1,882)                    (2,325)
Income from discontinued operations           221                 572              793               -       2j              793
                                     -----------------  ------------------------------- --------------              -------------

Net income (loss)                           $ 350                 $ -            $ 350       $ (1,882)                  $ (1,532)
                                     =================  =============================== ==============              =============

Basic and diluted net earnings
(loss) per share from continuing
operations                                  $0.02                                                                         $(0.27)
                                     =================                                                              =============

Basic and diluted net earnings per
share from discontinued operations         $ 0.03                                                                         $ 0.09
                                     =================                                                              =============

Weighted average number of shares
used in computing basic and diluted
net earnings (loss) per share           7,350,027                                                                      8,503,535
                                     =================                                                              =============


UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

                                                           Year ended December 31, 2000
                                        -------------------------------------------------------------------
                                           Historical        Pro forma                         Pro forma
                                        -----------------
                                                            Adjustments
                                                             related to
                                           LanOptics        discontinued
                                         (Consolidated)      operations       Reference        Combined
                                        -----------------  -----------------  -----------   --------------
Revenues                                    $  3,227           $ (3,227)            2j               $  -
Cost of revenues                               1,704             (1,704)            2j                  -
                                        -----------------  ---------------                   --------------

Gross profit (loss)                            1,523             (1,523)                                -
                                        -----------------  ---------------                   --------------

Operating expenses:
  Research and development, net                4,398                132             2j              4,530
  Selling and marketing, net                     782               (272)            2j                510
  General and administrative                     879               (530)            2j                349
                                        -----------------  ---------------                   --------------

Total operating expenses                       6,059               (670)                             5,389
                                        -----------------  ---------------                   --------------

Operating loss                                (4,536)              (853)                             (5389)
Financial income, net                            726                  -                               726
Other income, net                                465                  -                               465
                                        -----------------  ---------------                   --------------

Loss before minority interest                 (3,345)              (853)                            (4,198)
Minority interest in losses of a
subsidiary                                     2,997                  -                              2,997
                                        -----------------  ---------------                   --------------

Loss from continuing operations                 (348)              (853)                            (1,201)
Income (loss) from discontinued
  operations                                  (6,252)               853                2j           (5,399)
                                        -----------------  ---------------                   --------------

Net loss                                   $  (6,600)               $ -                          $ (6,600)
                                        =================  ===============                   ==============

Basic and diluted net loss per share
from continuing operations                 $   (0.05)                                             $ (0.18)
                                        =================                                    ==============

Basic and diluted net loss per share
from discontinued operations               $   (0.92)                                             $ (0.79)
                                        =================                                    ==============

Weighted average number of shares
used in computing basic and diluted
net loss per share                         6,804,043                                           6,804,043
                                        =================                                    ==============




UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

                                                           Year ended December 31, 1999
                                        -------------------------------------------------------------------
                                           Historical        Pro forma                         Pro forma
                                        -----------------
                                                            Adjustments
                                                             related to
                                           LanOptics        discontinued
                                         (Consolidated)      operations       Reference        Combined
                                        -----------------  -----------------  ----------     --------------
Revenues                                    $  7,820           $ (7,820)            2j               $  -
Cost of revenues                               8,036             (8,036)            2j                  -
                                        -----------------  ---------------                   --------------

Gross loss                                      (216)               216                                 -
                                        -----------------  ---------------                   --------------

Operating expenses:
  Research and development, net                1,847             (1,046)            2j                801
  Selling and marketing, net                   1,394             (1,394)            2j                  -
  General and administrative                     421                (58)            2j                363
  Other operating charges                        248               (248)            2j                  -
                                        -----------------  ---------------                   --------------

Total operating expenses                       3,910             (2,746)                             1,164
                                        -----------------  ---------------                   --------------

Operating loss                                (4,126)             2,962                             (1,164)
Financial income, net                            609                  -                               609
                                        -----------------  ---------------                   --------------

Loss before minority interest                 (3,517)             2,962                               (555)
Minority interest in losses of
  a subsidiary                                    24                (24)            2j                   -
                                        -----------------  ---------------                   --------------

Loss from continuing operations
                                              (3,493)             2,938                               (555)
Income (loss) from discontinued
operations                                    (3,991)            (2,938)            2j              (6,929)
                                        -----------------  ---------------                   --------------

Net loss                                    $ (7,484)               $ -                          $ (7,484)
                                        =================  ===============                   ==============

Basic and diluted net loss per share
from continuing operations                  $  (0.54)                                             $ (0.08)
                                        =================                                    ==============

Basic and diluted net loss per share
from discontinued operations                $  (0.62)                                             $ (1.08)
                                        =================                                    ==============

Weighted average number of shares
used in computing basic and diluted
net loss per share                         6,423,932                                           6,423,932
                                        =================                                    ==============

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
-------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 1: GENERAL - BASIS OF PRO FORMA PRESENTATION

(1) In December 31, 2002, following two quarters of minimal operations related to the Legacy products, and based on management expectations for minimal future operations related to these products, management decided to account for its legacy operations as a discontinuation of a business in accordance with Accounting Standard No. 8 of the Israel Accounting Standards Board, " Discontinuing Operations" in the financial statements as of December 31, 2002. Accordingly, the results of operations of the legacy operations for the three years ended December 31, 2001 and for the six months period ended June 30, 2002, have been reported separately as discontinued operations in the condensed Pro Forma statements of operations. In addition, the assets and liabilities attributed to the discontinued operations have been reported separately in the condensed Pro Forma balance sheet as of June 30, 2002.

(2) On July 15, 2002, the Company acquired 2,777,778 preferred A shares and 737,462 preferred B shares of EZchip, a subsidiary of the Company, in consideration of the issuance of 1,153,508 Ordinary shares of the Company that represents 13.6% of the shares of LanOptics Ordinary shares outstanding immediately after the acquisition. The total fair value of the Ordinary shares issued for the acquisition is $8,956 (determined, based on the average price of LanOptics' Ordinary shares two day before and after the announcement date of the transaction). The transaction was accounted for according to the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition.

      The preliminary purchase price allocation, which is subject to change based on completion of LanOptics' valuation is as follows
      (in thousands):

        EZchip shares acquired                              $1,440
        Intangible assets acquired:
          In-process research and development                4,656
          Technology                                         1,425
          Goodwill                                           1,634
        Liabilities assumed                                   (200)
                                                        ---------------
sx        Total consideration                                 $8,956
                                                        ===============

(a) The amount of the excess cost attributable to EZchip technology is estimated to be $1,425. The technology will be amortized using a straight-line method over the useful life of the technology, which is 5 years. EZchip has completed development of NP-1, its initial network processor, and has substantially completed development of its NP-1c network processor. The NP-1c network processor will feature substantially higher processing power than the NP-1 at a lower price. Because the NP-1c design is compatible with the NP-1, EZchip's customers can perform their product design and begin production with the NP-1, and then migrate to the NP-1c for volume production. Because of the similarity of the NP-1 and the NP-1c, LanOptics considers the two processors as comprising the same product line.

(b) The amount of the excess cost attributable to in-process research and development of EZchip is estimated to be $4,656. This amount will be recorded as a separate line item "In process research and development write-off" in the statement of operations during the fiscal quarter in which the acquisition was consummated. These expenses have not been included in the pro forma condensed combined consolidated financial statements of operations, as they do not represent a continuing expense. The in-process research and development of EZchip at the time of the acquisition was related to a planned, future EZchip network processor.

      This planned network processor will incorporate significant features and capabilities beyond those present in EZchip's existing network processors. LanOptics expects that the new processor will represent a substantial advance over existing processors in terms of both features and performance, and therefore it is a substantially new product. The development work remaining to complete the planned new network processor is extensive, although to some extent it will share the technological basis of EZchip's existing network processor. The new features and performance capabilities of the planned new network processor are still at a relatively early stage of development. At the time of the acquisition EZchip had completed its market research and its technological feasibility assessment, had identified the features to be included in the planned new network processor, had completed an initial product definition (which was submitted to EZchip's Board of Directors in May 2002) and had prepared a statement of work. The majority of the research and development work, consisting of the design of the processor (hardware engineering, software engineering and testing), remained to be performed. Promptly after the acquisition, the actual design work began.

      LanOptics believes that EZchip will be able to successfully complete development of the planned new network processor, although there are major technological hurdles that remain to be overcome. LanOptics is not aware of any other supplier that has succeeded in developing a network processor, or that has announced a network processor, with the capabilities and performance features that are planned for EZchip's new network processor, which will also represent a significant technological advance from EZchip's existing products, the NP-1 and NP-1c.

      The development of the planned new network processor will involve considerable complexity. There may be unexpected delays in the development process, such as the need to redesign the network processor if the initial prototypes do not perform as expected. Delays of more than a few quarters could adversely affect LanOptics' competitive lead in the market for network processors. If these delays are extensive, and in the interim EZchip's competitors introduce new products with advanced capabilities and performance, there will be a material adverse effect on LanOptics.

      The amount of the excess cost attributable to in-process research and development of EZchip was calculated in the following manner: LanOptics first made assumptions concerning the annual growth rate in the market for network processors and concerning EZchip's potential market share over the course of the next several years. LanOptics provided these assumptions, as well as EZchip's revenue and budget projections, to an independent expert. This expert reviewed the data provided and subsequently performed a discounted cash flow analysis using an

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
U.S. dollars in thousands


      annual discount rate that he believed appropriate, as well as a further discount that the expert attributed to risk of non-completion.


      In performing its valuation, the independent expert used an assumed annual discount rate of 20%, based on the WACC (weighted average cost of capital) model, in which the CAPM (capital asset pricing model) was used to determine the cost of shareholders equity. The expert further assumed a 20% reduction in value of the in-process research and development attributable to the risk of non-completion, based on an assessment of the cumulative elements of risk remaining to finalize the development.

      The value of the in-process research and development relative to the value of EZchip's existing products was determined based on the independent expert's assessment of the relative market potential of the different product lines.

 (c) The amount of the excess cost attributable to goodwill of EZchip is estimated to be $1,634. The goodwill will be amortized over a period of 10 years, using the straight-line method.


NOTE 2: PRO FORMA ADJUSTMENTS


Adjustments included in the pro forma condensed consolidated balance sheet and statement of operations are summarized as follows:

a. Valuation of EZchip's intangible assets allocated to developed technology of $1,425.

b.  Valuation of EZchip's intangible assets allocated to goodwill of $ 1,634.

c. Elimination of preferred shares in a subsidiary in respect of shares acquired by LanOptics of $1,241.

d.  Issuance of shares in exchange for EZchip shares.

e. Amortization of developed technology, which was recorded in line item "Cost of revenues".

f. Amortization of goodwill, which was recorded in line item "General and administrative".

g. Elimination of minority interest in EZchip's losses in respect of shares acquired by LanOptics.

h.  Write off of estimated acquired IPRD of $4,656.

i. Reclassification of the assets and liabilities attributed to the discontinued operations.

j. Reclassification of the results of operations of the discontinued operations.

Shares used in the pro forma net loss per share calculation reflect approximately 8,503,535 shares of common stock of LanOptics as if they had been outstanding from January 1, 2001. Pro forma weighted average number of shares used in computing basic and diluted net loss per share excludes employee stock options outstanding each period because the effects are anti-dilutive.


NOTE 3: MATERIAL DIFERRENCES BETWEEN ISRAELI AND US GAAP

The Pro Forma Condensed Combined financial statements have been prepared in conformity with generally accepted accounting principles in Israel, which differ in certain respects from these followed in the United States as described in the audited financial statements and below:

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
U.S. dollars in thousands


In accordance with Israeli GAAP, goodwill is amortized periodically to the statements of operations. In accordance with U.S. GAAP, as prescribed by SFAS No. 142, "Goodwill and Other Intangible Assets", goodwill arising from acquisitions would not be amortized. The Company is required to perform an annual impairment review of goodwill impairment. The Company will also assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

In accordance with Israeli GAAP, discontinued operations is presented in accordance with Accounting Standard No. 8 of the Israel Accounting Standards Board, " Discontinuing Operations".

According to U.S. GAAP, discontinued operations is presented in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

For all years presented, there were no material differences between those two presentations.


NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands


1.       On statement of operations items:

                                                        Six months
                                                      ended June 30,                           Year ended December 31,
                                                     -----------------    ---------------------------------------------------------
                                                           2002                2001                2000                 1999
                                                     -----------------    ----------------    ----------------     ----------------
Pro Forma net loss according to Israeli GAAP            $ (1,200)            $ (1,532)           $ (6,600)            $ (7,484)
Reconciling items in historical financial
statements:

Gain from issuance of subsidiary's shares to
third party                                                    -                 (799)             (1,138)                   -
Minority interest in losses of subsidiary -
Preferred shares                                          (4,313)              (7,002)             (2,882)                   -
Unrealized gain on marketable securities                     (73)                (119)                (17)                 149
Income tax effect from discontinued  operations                -                    -                   -                  (75)

Reconciliations items derived from the EZchip
transaction:
Adjustments to minority interest in losses for
shares acquired                                              486                1,331                   -                    -
Amortization of goodwill                                      82                  163                   -                    -
                                                     -----------------    ----------------    ----------------     ----------------
Pro Forma net loss according to U.S GAAP                $ (5,018)            $ (7,958)          $ (10,637)            $ (7,410)
                                                     =================    ================    ================     ================

Pro Forma net loss per share as reported
according to Israeli GAAP (basic and diluted)            $ (0.15)             $ (0.21)            $ (0.97)             $ (1.16)
                                                     =================    ================    ================     ================
Pro Forma net earnings (loss) per share from
continuing operations according to U.S. GAAP
(basic and diluted)                                      $ (0.59)             $ (1.06)            $ (0.77)             $ (1.08)
                                                     =================    ================    ================     ================
Pro Forma net loss per share from discontinued
operations according to U.S. GAAP (basic and
diluted)                                                 $ (*                  $ 0.09             $ (0.79)             $ (0.07)
                                                     =================    ================    ================     ================
Weighted average number of Ordinary shares
used in computing net loss per share under
U.S GAAP                                                 8,449,598            8,441,223           6,804,043            6,423,932
                                                     =================    ================    ================     ================


(* less than thousand


NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. dollars in thousands


2. On balance sheet items:


                                                                         June 30, 2002
                                                    ---------------------------------------------------------
                                                     As per Israeli                           As per U.S.
                                                          GAAP
                                                          GAAP            Adjustments            GAAP
                                                    -----------------  ------------------- ------------------
Preferred shares of a subsidiary (1)                    $ 9,741             11,320            $ 21,061
Shareholders' equity (1)                                $ 9,387            (11,320)           $ (1,933)
Total liabilities and shareholders' equity             $ 22,401                  -            $ 22,401


(1) Issuance of Preferred shares to a third party in a subsidiary - see Note 16a.3 to the financial statements as of
     December 31, 2001.

As of June 30, 2002, 2001 and December 31, 2001, net unrealized gains amounted to $ 73, $ 60 and $ 119, respectively.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 8.  Indemnification of Directors and Officers

         Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an office holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an office holder. Moreover, a company can indemnify an office holder for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an office holder. The term "office holder" includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or who reports directly to the general manager or chief executive officer.

         Our Articles of Association allow us to insure and indemnify office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved as required by law. We acquired directors' and officers' liability insurance covering our officers and directors and the officers and directors of our subsidiaries for certain claims. In addition, we have entered into an undertaking to insure and indemnify our directors, subject to certain limitations, and this undertaking has been ratified by our shareholders.

         Pursuant to the terms under which the Ordinary Shares were issued to the selling shareholders, we agreed to indemnify the selling shareholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement or prospectus, or any omission therein to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by the selling shareholders, as to which the selling shareholders have agreed to indemnify us.


Item 9. Exhibits


       Exhibit Number      Description
       --------------      -----------

       2.1 Ordinary Share Purchase Agreement between LanOptics Ltd. and the investors listed on Schedule A thereto dated July 15, 2002.+

       5.1                 Opinion of Naschitz, Brandes & Co. +

       23.1                Consent of Kost Forer & Gabbay.

       23.2                Consent of Naschitz, Brandes & Co. (included in
                           Exhibit 5.1). +


       23.3                Consent of BDO Ziv & Haft.


       24 Powers of Attorney (included on signature page to Registration Statement as originally filed).+

___________

+   Previously filed.


Item 10.  Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

         (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yokneam, State of Israel, on this 17th day of March, 2003.


                                               LanOptics Ltd.


                                               By  /s/ DR. MEIR D. BURSTIN
                                                   ---------------------------
                                                   Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with LanOptics Ltd. and on the date indicated.


Name                                              Title                           Date
----                                              -----                           ----

             **                       Chairman of the Board                      March 17, 2003
-----------------------------
Dr. Meir D. Burstin


             **                       Vice Chairman of the Board                 March 17, 2003
-----------------------------
Eli Fruchter


             **                       Director of Finance (Principal             March 17, 2003
-----------------------------         Financial and Principal Accounting
Dror Israel                           Officer)


             **                       Director                                   March 17, 2003
-----------------------------
Benjamin Gaon


             **                       Director                                   March 17, 2003
-----------------------------
Zvi Zur


             **                       Director                                   March 17, 2003
-----------------------------
Dr. Ran Giladi


             **                       Director                                   March 17, 2003
-----------------------------
Yaacov Koren


             **                       Director                                   March 17, 2003
-----------------------------
Michal Sultan


             **                       Director                                   March 17, 2003
-----------------------------
Karen Sarid



** By   /s/ DROR ISRAEL
      ------------------------
      Dror Israel, Attorney-in-fact


                    SIGNATURE OF AUTHORIZED REPRESENTATIVE


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed below on the date indicated by the undersigned as the duly authorized representative of LanOptics Ltd. in the United States.


                                          PUGLISI & ASSOCIATES



                                          By: /s/ GREGORY F. LAVELLE
                                             ----------------------------
                                             Name:    Gregory F. Lavelle
                                             Title:   Vice President



Newark, Delaware

March 17, 2003

                                 EXHIBIT INDEX


Exhibit Number           Description
--------------           -----------
2.1                      Ordinary Share Purchase Agreement between LanOptics
                         Ltd. and the investors listed on Schedule A thereto dated July 15, 2002.+

5.1                      Opinion of Naschitz, Brandes & Co. +

23.1                     Consent of Kost Forer & Gabbay.

23.2                     Consent of Naschitz, Brandes & Co. (included in
                         Exhibit 5.1). +


23.3                     Consent of BDO Ziv & Haft.


24 Powers of Attorney (included on signature page to this Registration Statement as originally filed).+


__________________
+  Previously filed.